U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
    From 4 or Form 5 obligations may continue. See Instruction 1(b) Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
    Robert W. Carington
    108 Gatewood Drive
    San Antonio, TX 78209
2. Issuer Name and Ticker or Trading Symbol
    Abraxas Petroleum Corporation
    AXAS
3. IRS or Social Security number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
    December-2000
5. If Amendment, Date of Original Month/Year
    January-2001
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( )Director ( )10% Owner (X)Officer (give title below) ( )Other
                               Exec.Vice President

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Abraxas Petroleum Corp     |12/13/|P   | |  1000            | A | 3.3125    | 42518             | D    |                           |
Common Stock               |2000  |    | |                  |   |           |                   |      |                           |
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Abraxas Petroleum Corp     |12/28 |P   | | 14000            | A | 4.375     | 56518             | D    |                           |
Common Stock               |2000  |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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1. Title of Security  |2.Conver- |3.Trans-|4.Transac- |5.Number of Deriv-|6.Date    |7.Title   |8.Price |9.Number|10.Owner-|11.Nat-|
                      |  siono or|  action|  tion Code|  ative Securities|  exerc-  |  and     |  of    |  of de-|   ship  |   ure |
                      |  Exercise|  Date  |  (Instr 8)|  acquired (A) or |  isable  |  Amount  |  Deriv-|  rivat-|   Form  |   of  |
                      |  Price of| (Month/|           |  or Disposed of  |  and Ex- |  of      |  ative |  ive   |   of    |   Ind-|
                      |  Deriv-  |   Day/ |           |  (D)(Instr. 3, 4,|  pirat-  |  Under-  |  Secur-|  Secu- |   Der-  |   ire-|
                      |  ative   |   Year)|           |  and 5)          |  ion     |  lying   |  ity   |  riti- |   ivat- |   ct  |
                      |  Security|        |           |                  |  Date    |  Security|        |  es be-|   ive   |   Ben-|
                      |          |        |           |                  |          |          |        |  nefic-|   Sec-  |   efi-|
                      |          |        |           |                  |          |          |        |  ially |   uri-  |   cial|
                      |          |        |           |                  |          |          |        |  owned |   ty:   |   Own-|
                      |          |        |           |                  |          |          |        |  at end|   Dir-  |   er- |
                      |          |        |           |                  |          |          |        |  of    |   ect   |   ship|
                      |          |        |           |                  |          |          |        |  Month |   (D)or |       |
                      |          |        |___________|__________________|__________|__________|        |        |   indir-|       |
                      |          |        |     |     |         |        |Date|Exp- |     |Amo |        |        |   ect(I)|       |
                      |          |        |Code |  V  |  (A)    |  (D)   |Exer|irat |Title|unt-|        |        |         |       |
                      |          |        |     |     |         |        |able| ion |     |or  |        |        |         |       |
                      |          |        |     |     |         |        |    |Date |     |Num-|        |        |         |       |
                      |          |        |     |     |         |        |          |     |ber |        |        |         |       |
___________________________________________________________________________________________________________________________________|
Employee Stock Option            |        |     |     |         |        |    |     |     |     |        | 869456 |    D   |       |
                      |          |        |     |     |         |        |          |     |     |        |        |        |       |
___________________________________________________________________________________________________________________________________|

Explanation of responses:



Signature of Reporting Person

_______________________________
Robert W. Carington

January 5, 2001